Exhibit 4.4.6

RESTRICTED STOCK UNIT AWARD AGREEMENT (DIRECTOR)

DOW INC. 2019 STOCK INCENTIVE PLAN

The individual (“Grantee”) named in the accompanying award letter for [YEAR] grants (the “Notice”) has been granted restricted stock units with respect to a specified number of shares of Dow Inc. common stock, par value $0.01 per share (the “Shares”), as set forth in the Notice (the “Units” or this “Award”). The Units are subject to the provisions of the Dow Inc. 2019 Stock Incentive Plan (the “Plan”), the Notice, and this Restricted Stock Unit Award Agreement (together with the Notice, the “Agreement”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Plan. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

1.    Grant of Units. The Company has granted to the Grantee, as of the Date of Grant specified in the Notice, the number of Units as set forth in the Notice, which represent the right to receive an equal number of shares of the Company’s Common Stock, on the terms set forth in the Plan and in this Agreement. Grantee shall have no right to the delivery of any Shares until the Units vest in accordance with the Plan and this Agreement.

2.    Vesting of Units. Subject to Sections 3, 4 and 5 below, the Units shall vest in accordance with the vesting schedule set forth in the Notice and shall immediately cease to vest upon the date the Grantee’s Continuous Service ends for any or no reason (such date, the “Separation Date”), with any Units that remain unvested as of the Separation Date to be immediately cancelled and forfeited by the Grantee.

3.    End of Continuous Service.

a.    Death and Disability. In the event Grantee’s Continuous Service ends due to death or Disability, the Units, to the extent not already vested, shall become fully vested as of the Separation Date, and shall be settled within 30 days following the Separation Date.

b.    Separation from Service. In the event Grantee’s Continuous Service ends due to a separation from service occurring from the expiration of Grantee’s term of service as a Director, the Units, to the extent not already vested, shall become fully vested as of the Separation Date, and shall be settled within 30 days following the Separation Date.

4.    Change in Control. In the event of a Change in Control, the Units, to the extent not already vested, shall become fully vested immediately prior to the Change in Control, and shall be settled within 30 days following the consummation of the Change in Control.

5.    Acceptance of Award. If the Grantee fails to accept the terms of the Award before the deadline set forth in the Notice, such Award shall be forfeited in its entirety, unless otherwise provided by the Committee.

6.    Settlement in Common Stock. Unless an earlier settlement is required under Section 3 or 4 above, the Units shall be settled in actual shares of Common Stock within 30 days following the end of the vesting period set forth in the Notice.

7.    Dividend Equivalents. Grantee shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on the Shares underlying this Award during the period beginning on the Date of Grant and ending, with respect to each Share subject to this Award, on the earlier of the date on which this Award is settled or the date on which it expires or is otherwise forfeited. Such Dividend Equivalents shall be paid to Grantee on the date the corresponding cash dividend is paid to shareholders of the Company’s Common Stock (or as soon as practicable thereafter). Notwithstanding the foregoing, if the Notice provides that Dividend Equivalents will be accumulated during the vesting period set forth in the Notice and paid in Common Stock, such Dividend Equivalents shall be subject to the same time and form of payment, and the same vesting and forfeiture conditions, as the remainder of the Award. No interest shall be earned or paid with respect to such Dividend Equivalents.

8.    Beneficiary Designation. To the extent permitted by the Committee, Grantee may designate a beneficiary (including a trust beneficiary) to receive any Common Stock issued with respect to the Units following Grantee’s death by identifying a beneficiary in writing in a manner designated by the Committee. Any such designation shall be effective upon receipt by the Company at any time prior to Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. Subject to the foregoing, a beneficiary designation may be changed or revoked by Grantee at any time, provided that the change or revocation is filed with and received by the Company prior to the Grantee’s death. No beneficiary designation, change, or revocation will be effective unless it is in writing in a manner designated by the Committee and received by the Company before Grantee’s death. In the event the Grantee fails or is not permitted to designate a beneficiary, or if for any reason the designation is legally ineffective, or if no designated beneficiary survives to the date that distribution is payable, any amount due under the Plan to the Grantee shall be payable, in the following order: (1) to the Grantee’s legal spouse or Domestic Partner; (2) to the Grantee’s surviving Children in equal shares; or (3) to the Grantee’s estate. Upon the divorce of the Grantee, a prior designation of a legal spouse as a beneficiary shall be automatically null and void, and the Plan shall not be liable to the former spouse.

9.    No Shareholder Rights. Neither this Award nor the Shares underlying this Award confers to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company, including a right to receive any dividends, Dividend Equivalents (except as provided in Section 7), or other distributions with respect to the Common Stock underlying the Units, unless and until shares of Common Stock are issued to such person pursuant to this Award.

10.    No Right to Continued Service. Nothing in this Agreement shall interfere with, limit, or affect in any way, any right of the Company to end Grantee’s service at any time, nor confer upon Grantee any right to continue in the service of the Company or any Affiliate.

11.    Payment of Taxes. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with this Award. The Company makes no representation or undertaking regarding the tax treatment of the grant, vesting or settlement of this Award or the subsequent sale of any of the underlying shares. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate the Grantee’s tax liability.

12.    Section 409A. This Agreement and payments hereunder shall be interpreted to be compliant with or exempt from the requirements of Section 409A of the Code.

13.    Governing Law. This Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

14.    Plan Controls. The terms contained in the Plan are hereby incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

15.    Entire Agreement. Subject to the following sentence, this Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement and the Plan. Notwithstanding the foregoing sentence, this Agreement does not supersede any agreement between Grantee and the Company and/or its Affiliates that imposes non-competition, non-disclosure, non-solicitation, or other obligations on the Grantee. The terms of any such agreement described in the preceding sentence shall remain in full force and shall not be affected by the terms of this Agreement.

16.    Severability. If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

17.    Waiver. The waiver by the Company with respect to Grantee’s compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee of such provision of this Agreement.

18.    Reformation. It is the intention of Grantee and the Company that if any of the restrictions, limitations, or obligations of the Grantee set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.

19.    Successors and Third-Party Beneficiaries. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

20.    Notice. Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Committee to communicate regarding the subject of the notice) and unless provided otherwise in this Agreement or by the Committee, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: General Counsel, Dow Inc., 2211 H.H. Dow Way, Midland, MI 48674, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

21.    Whistleblower Protections. Nothing in this Agreement, any other agreement, or policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit the Grantee from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company of its Affiliates.

22.    Data Privacy. The Grantee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and service dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

23.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Grantee also agrees that all online acknowledgements shall have the same force and effect as a written signature.

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